Exhibit 5.1

July 16, 2026

Sunoco LP

8111 Westchester Drive, Suite 400

Dallas, Texas 75225

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Sunoco LP, a Texas limited partnership (the “Partnership”), in connection with its filing on the date hereof with the Securities and Exchange Commission (the “Commission”) of a Post-Effective Amendment No. 1 to the registration statement on Form S-3, File No. 333-282818 (the “Registration Statement”), including a base prospectus (the “Base Prospectus”), which provides that it will be supplemented by one or more prospectus supplements (each such prospectus supplement, together with the Base Prospectus, a “Prospectus”), under the Securities Act of 1933, as amended (the “Act”), relating to the registration for issue and sale by the Partnership of its common units representing limited partner interests of the Partnership (“Common Units”) and its preferred units representing limited partner interests of the Partnership (“Preferred Units” and, together with Common Units, the “Securities”).

This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related applicable Prospectus, other than as expressly stated herein with respect to the issue of the Securities.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With the Partnership’s consent, we have relied upon certificates and other assurances of officers of the general partner of the Partnership and others as to factual matters without having independently verified such factual matters. We are opining herein as to the Texas Business Organizations Code (the “TBOC”), and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction, domestic or foreign, or, in the case of Texas, any other laws, or as to any matters of municipal law or the laws of any local agencies within any state.

Vinson & Elkins LLP Attorneys at Law Austin Brussels Dallas Denver Dubai Dublin Houston London Los Angeles New York Richmond San Francisco Tokyo Washington	Texas Tower, 845 Texas Avenue, Suite 4700 Houston, TX 77002 Tel +1.713.758.2222 Fax +1.713.758.2346 velaw.com

Sunoco LP July 16, 2026 Page 2

Subject to the foregoing, and subject to the assumptions, qualifications, limitations and exceptions set forth herein, it is our opinion that, as of the date hereof:

1. When an issuance of Common Units has been duly authorized by all necessary limited partnership action of the Partnership, upon issuance, delivery and payment therefor in the manner contemplated by the applicable Prospectus and by such limited partnership action, such Common Units will be validly issued and, under the TBOC, purchasers of Common Units will have no obligation to make further payments for their purchase of Common Units or contributions to the Partnership solely by reason of their ownership of Common Units or their status as limited partners of the Partnership, and no personal liability for the debts, obligations and liabilities of the Partnership, whether arising in contract, tort or otherwise, solely by reason of being limited partners of the Partnership.

2. When an issuance of Preferred Units has been duly authorized by all necessary limited partnership action of the Partnership, upon issuance, delivery and payment therefor in the manner contemplated by the applicable Prospectus and by such limited partnership action, such Preferred Units will be validly issued and, under the TBOC, purchasers of Preferred Units will have no obligation to make further payments for their purchase of Preferred Units or contributions to the Partnership solely by reason of their ownership of Preferred Units or their status as limited partners of the Partnership, and no personal liability for the debts, obligations and liabilities of the Partnership, whether arising in contract, tort or otherwise, solely by reason of being limited partners of the Partnership.

Our opinions are subject to: (i) the effect of bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors; (ii) the effect of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which a proceeding is brought; (iii) the invalidity under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy; and (iv) we express no opinion as to (a) any provision for liquidated damages, default interest, late charges, monetary penalties, make-whole premiums or other economic remedies to the extent such provisions are deemed to constitute a penalty, (b) consents to, or restrictions upon, governing law, jurisdiction, venue, arbitration, remedies, or judicial relief, (c) waivers of rights or defenses, (d) any provision requiring the payment of attorneys’ fees, where such payment is contrary to law or public policy, (e) any provision permitting, upon acceleration of any indebtedness, collection of that portion of the stated principal amount thereof which might be determined to constitute unearned interest thereon, (f) the creation, validity, attachment, perfection, or priority of any lien or security interest, (g) advance waivers of claims, defenses, rights granted by law, or notice, opportunity for hearing, evidentiary requirements, statutes of limitation, trial by jury or at law, or other procedural rights, (h) waivers of broadly or vaguely stated rights, (i) provisions for exclusivity, election or cumulation of rights or remedies, (j) provisions authorizing or validating conclusive or discretionary determinations, (k) grants of setoff rights, (l) proxies, powers and trusts, (m) provisions prohibiting, restricting, or requiring consent to assignment or transfer of any right or property, (n) provisions

Sunoco LP July 16, 2026 Page 3

purporting to make a guarantor primarily liable rather than as a surety, (o) provisions purporting to waive modifications of any guaranteed obligation to the extent such modification constitutes a novation, (p) any provision to the extent it requires that a claim with respect to a security denominated in other than U.S. dollars (or a judgment in respect of such a claim) be converted into U.S. dollars at a rate of exchange at a particular date, to the extent applicable law otherwise provides, and (q) the severability, if invalid, of provisions to the foregoing effect.

This opinion is for the Partnership’s benefit in connection with the Registration Statement and may be relied upon by the Partnership and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to the Partnership’s filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm contained in the Prospectus under the heading “Legal Matters.” We further consent to the incorporation by reference of this letter and consent into any registration statement or post-effective amendment to the Registration Statement filed pursuant to Rule 462(b) under the Act with respect to the Securities. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Vinson & Elkins L.L.P.
Vinson & Elkins L.L.P.